POWER OF ATTORNEY

I, Cristian Massacesi, Executive Vice President, Chief Medical Officer of Bristol-Myers Squibb Company (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at Route 206 & Province Line Road, Princeton, New Jersey, do hereby constitute and appoint each of Cari A. Gallman, Amy Fallone, Lisa A. Atkins, Alex Dzioba and Sophie M. Bail, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934 with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked.

IN WITNESS WHEREOF, I have executed this Power of Attorney on this 24 day of JULY, 2025.

Cristian Massacesi

LISA ANITA ATKINS
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 02AT6007863
Qualified in Kings County
My Commission Expires 05/17/2027